Exhibit 4.2

EXECUTION VERSION

This FIRST AMENDMENT TO THE AMENDED AND RESTATED SEASPAN INVESTMENT PLEDGE AND COLLATERAL AGENT AGREEMENT (this “Amendment”), dated as of August 8, 2018 (amending and restating that certain Amended and Restated Seaspan Investment Pledge and Collateral Agent Agreement dated as of June 8, 2018 (the “Amended and Restated Pledge Agreement”)), is made among SEASPAN INVESTMENT I LTD. (“Seaspan Investment”), as grantor, pledger, assignor and debtor (together with any successor, the “Grantor”), and THE BANK OF NEW YORK MELLON, in its capacity as collateral agent (together with any successor in such capacity, the “Collateral Agent”).

RECITALS

WHEREAS, pursuant to the Amended and Restated Pledge Agreement, the Grantor previously granted a lien on and security interest in the Collateral in favor of the Trustee for the ratable benefit of the Existing Secured Parties to secure the Existing Secured Obligations and agreed to grant a lien on and security interest in the Collateral in favor of any Additional Representative for the ratable benefit of any Additional Secured Parties to secure any Additional Secured Obligation; and

WHEREAS, the Grantor has requested to expand the form of Additional Secured Obligations and modify the terms regarding the ability of Affiliates to vote on instructing the Collateral Agent to act or omit to act in relation to the Collateral, and the Existing Holders have consented to such changes in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions.

(a) All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Amended and Restated Pledge Agreement or the Indenture.

ARTICLE II

AMENDMENTS TO AMENDED AND RESTATE PLEDGE AND COLLATERAL AGENT AGREEMENT

Section 2.01. Additional Definition. Section 1.01 of the Amended and Restated Pledge Agreement is hereby amended by adding the following definition:

‘“Collateral Affiliate’ means an Affiliate who owns or controls more than 50% of the total voting power of shares of capital stock of the Issuer; provided that such Affiliate shall not constitute a Collateral Affiliate if at the relevant time it is the Holder of all outstanding Secured Obligations.”

Section 2.02. Collateral Voting. Section 1.15(c) of the Amended and Restated Pledge Agreement is hereby amended and restated in its entirety as follows:

“(c) The Collateral Agent shall act or omit to act in relation to the Collateral in accordance with the instructions of the Holders of a majority in aggregate principal amount of the then outstanding Existing Notes and the Additional Secured Debt, if any, voting together as a single class (the “Instructing Group”), and prior to taking any action or omitting to take any action hereunder (both before and after an Event of Default) the Collateral Agent shall be entitled to request and rely upon the written direction of the Instructing Group. If the Collateral Agent shall not have received instructions in accordance with this Agreement from the Instructing Group, it shall be under no duty to take or refrain from taking such action and it shall incur no liability therefor. For purposes of determining whether the Holders of a majority in aggregate principal amount of the then outstanding Existing Notes and the Additional Secured Debt have provided an instruction, each Representative shall provide to the Collateral Agent the following information with respect to the Secured Debt for which it represents: (i) the aggregate principal amount of such outstanding Secured Debt, and (ii) the aggregate principal amount of such Secured Debt held by the Holders that provided such instruction. The Collateral Agent may conclusively rely on the information provided by each Representative pursuant to this Section 1.15(c) and shall incur no liability for acting in reliance thereon. In the event that a Representative does not provide any of the information required to be provided by it pursuant to this Section 1.15(c), then the Collateral Agent shall be entitled to refrain from taking any action with respect to such instruction and shall incur no liability for so refraining. For purposes of each Representative providing the information in (i) and (ii) in this Section 1.15(c), any Existing Notes or Additional Secured Debt held by the Issuer, the Grantor or any other Collateral Affiliate of the Issuer shall be deemed not to be outstanding; provided, however, that in providing such information, each Representative shall be entitled to assume that no Existing Notes and Additional Secured Debt are held by the Issuer, the Grantor or any other Collateral Affiliate of the Issuer unless it shall have received written notice from the Issuer or the Grantor thereof; provided further that in no event shall the Collateral Agent be responsible or liable for determining whether any Existing Notes or Additional Secured Debt is held by the Issuer, the Grantor or any other Collateral Affiliate of the Issuer.”

Section 2.03. Additional Secured Debt. Section 1.15(e) of the Amended and Restated Pledge Agreement is hereby amended and restated in its entirety as follows:

“(e) Notwithstanding anything to the contrary herein, (i) the only Indebtedness that may constitute Additional Secured Debt shall be (x) $250.0 million aggregate principal amount of 5.50% Senior Notes due 2026 to be issued by the Issuer pursuant to the Subscription Agreement, dated as of March 13, 2018, between the Issuer and the other parties thereto, (y) up to $400.0 million aggregate principal amount of term loans, bonds or debentures and (z) up to $150.0 million aggregate principal amount of revolving loans and letters of credit, in each case, and any Refinancing thereof and (ii) no Secured Debt may be increased, extended, renewed, replaced, restated, supplemented, restructured, refunded, refinanced or otherwise amended from time to time (each, a “Refinancing”) if after giving effect to any such Refinancing, such Indebtedness would have an aggregate principal amount greater than the sum of (x) the aggregate principal amount of the Secured Debt that is the subject of such Refinancing (or, if such Secured Debt is issued with original issue discount, the aggregate accreted value) as of the date of such proposed Refinancing, (y) the amount of accrued but unpaid interest thereon and any premium (including any tender premium) required to be paid thereon (as reasonably determined by the issuer thereof) in connection with such Refinancing and (z) the amount of reasonable fees, expenses and defeasance costs relating to the Refinancing of such Secured Debt. Notwithstanding anything herein to the contrary, in no event shall the Collateral Agent have any duty or obligation to confirm, or incur any liability with respect to, whether any (1) debt qualifies as Additional Secured Debt pursuant to this section, or (2) whether any increase, extension, renewal, replacement, restatement, supplement, restructuring, refunding or refinancing of any Secured Debt is permitted by this section.”

ARTICLE III

MISCELANEOUS

Section 3.01 Modification in Writing. None of the terms or provisions of this Agreement may be amended, modified, supplemented, terminated or waived, and no consent to any departure by the Grantor therefrom shall be effective, except by a written instrument signed by the Collateral Agent (acting at the written direction of each Representative (acting at the direction of the requisite Holders on whose behalf such Representative acts in such capacity)) and the Grantor in accordance with the terms of the Secured Debt Documents.

Section 3.02 Governing Law. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.03 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 3.04 Termination. This Agreement shall terminate if the lien and security interest granted in the Amended and Restated Pledge Agreement shall have been terminated and released in whole (and not in part) with respect to all Secured Obligations as provided therein.

Section 3.05 Successors and Assigns. All of the terms and provisions contained in this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Any entity into which the Collateral Agent may be merged, or with which it may be consolidated, or any entity resulting from any merger or consolidation to which the Collateral Agent shall be a party, shall become the Collateral Agent under this Agreement without the execution or filing of any paper or any further act on the part of the parties hereto.

Section 3.06 Notices. Any notice or request hereunder may be given to the Grantor or the Collateral Agent as follows:

(a) in the case of the Collateral Agent, if made, given, furnished or filed in writing to or with the Collateral Agent at the principal corporate trust office of the Collateral Agent at which at any particular time its corporate trust business shall be administered, which office at the date of original execution of this Agreement is located at 101 Barclay Street, Floor 7E, New York, New York 10286; and

(b) in the case of the Grantor, if in writing and mailed, first-class postage prepaid, to the Grantor addressed to the attention of its Chief Financial Officer, Chief Accounting Officer or Secretary, at Seaspan Investment I Ltd., Unit 2, 2nd Floor, Bupa Centre, 141 Connaught Road West, Hong Kong, China or at any other address previously furnished in writing to the Collateral Agent by the Grantor.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Amendment to the Amended and Restated Pledge and Collateral Agent Agreement to be duly executed as of the date first written above.

GRANTOR:

SEASPAN INVESTMENT I LTD.

By:	/s/ Mark Chu
Name: Mark Chu
Title: Secretary

Signature Page for Amendment to Amended and Restated Pledge Agreement

COLLATERAL AGENT:

THE BANK OF NEW YORK MELLON, as Collateral Agent

By:	/s/ Teresa Wyszomierski
Name: Teresa Wyszomierski
Title: Vice President

Signature Page for Amendment to Amended and Restated Pledge Agreement